EXHIBIT (10.14(iv))

ECOLAB INC. (the "Company")

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

ARTICLE 1.GRANT OF AWARD

The Company has adopted the Ecolab Inc. 2023 Stock Incentive Plan (the "Plan") to grant a performance-based restricted Stock Unit Awards to certain employees of the Company and its Subsidiaries. The Company hereby grants to you (the "Grantee") on the date set forth in your grant notice (the "Date of Grant") a performance-based restricted Stock Unit Award (the "Award") consisting of the number of units set forth in the Grantee's grant notice (the "Award Units"), each of which is a bookkeeping entry representing the right to receive one share of the Company's common stock, par value $1.00 per share (the "Common Stock"). The Award and Award Units are subject to the terms, conditions, restrictions and risk of forfeiture set forth in this agreement (the "Agreement") and in the Plan.

ARTICLE 2.VESTING OF AWARD UNITS
2.1Vesting Date and Conditions. Subject to Article 5 below, some or all of the Award Units will vest and become non-forfeitable ("Vested") on the date(s) set forth in the Grantee's grant notice (the "Vesting Date"), provided that (a) the Committee has certified that the Company has achieved a level of Organic Return on Invested Capital (as defined below) of at least the threshold amount set forth in the grant notice for the three (3) year period set forth in the grant notice (the "Performance Period"), and (b) the Grantee remains in the continuous employ of or service with the Company or any Subsidiary until the Vesting Date. The number of Award Units that will be Vested on the Vesting Date will be determined in accordance with Section 2.2 below.
2.2Determining Number of Vested Units. The percentage of the Award Units (or of a portion of the Award Units as provided in Section 5.1 of this Agreement) that will vest on the Vesting Date based upon the Company's level of achievement of Organic Return on Invested Capital for the Performance Period, prior to the application of Section 2.5, will be as indicated in the grant notice. The level of achievement will be measured against the four performance levels set forth in the grant notice: (threshold (40%), target (100%), 140% and maximum (200%)). The actual percentage of Award Units that will Vest based upon the Company's achievement of Organic Return on Invested Capital will be interpolated on a straight line basis between each of the four performance levels, with the corresponding number of Vested Award Units resulting from such determination rounded up to the next whole Award Unit and subject to Section 2.5, if applicable (the “initial determination of Vested Award Units”). If the Organic Return on Invested Capital for the Performance Period is below the Threshold Level, no Award Units will Vest. Any Award Units that do not Vest on the Vesting Date will be forfeited.
2.3Committee Certification. The Committee shall certify the level of Organic Return on Invested Capital for the Performance Period, the Relative Total Shareholder Return Modifier, and the percentage of Award Units that are Vested as provided in Section 2.2 above no later than March 1 of the year following the end of the Performance Period.
2.4Definitions and Calculations. For purposes of this Agreement, the following amounts and terms shall be calculated and defined as follows:
(a)"Annual Invested Capital" is defined as the average of the Company's (i) total assets less cash and cash equivalents, minus (ii) total liabilities less short-term and long-

term debt for a fiscal year and its preceding fiscal year, each as reported by the Company adjusted to eliminate acquisition-related fixed assets, intangible assets, and goodwill resulting from Board-approved acquisitions that occur during the Performance Period.
(b)“Beginning Stock Price” with respect to any company means the twenty (20) trading day average split adjusted closing price of such company’s stock immediately after the first day of the Performance Period.
(c)“Ending Stock Price” with respect to any company means the twenty (20) trading day average split adjusted closing price of such company’s stock up to and including the last day of the Performance Period.
(d)"Net Operating Profit After Taxes" is defined as the Company's operating income multiplied by 1 minus the Company's effective tax rate, each as reported in the Company's consolidated financial statements for each fiscal year during the Performance Period, adjusted to eliminate (i) the after-tax effect of additional depreciation and amortization expense resulting from fair value adjustments to assets acquired as a part of Board-approved acquisitions (whether before or after the Date of Grant) and certified by the Committee to be included among the adjustments to the  Organic Return on Invested Capital calculation and the after-tax effect of special gains and charges related to such acquisitions; and (ii) (A) the cumulative effects of accounting or tax changes, (B) gains and losses from discontinued operations, and (C) the cumulative effect of events occurring during the Performance Period that are unusual in nature or occur infrequently or both, and in each case certified by the Committee to be included among the adjustments to the  Organic Return on Invested Capital calculation.
(e)"Organic Return on Invested Capital" shall be calculated by dividing (i) the average of the Company's Net Operating Profit After Taxes (as defined below in 2.4 (d) above) for each of the three fiscal years during the Performance Period, by (ii) the three-year average of the Company's Annual Invested Capital (as defined in 2.4 (a) above) with the three years beginning on the last day of the fiscal year immediately preceding the Performance Period and the last day of the fiscal year of the Performance Period.
(f)“Relative TSR Performance” shall mean the Company’s TSR relative to the TSR of the S&P 500 Companies measured once as of the last day of the Performance Period and expressed as a percentile.
(g)“S&P 500 Companies” shall mean all of the companies which are listed on the Standard & Poor’s 500 Composite Index, including the Company, on the first day of the Performance Period and which remain continuously listed on the Standard & Poor’s 500 Composite Index through the Performance Period; provided however, that for the purposes hereof the Standard & Poor’s 500 Composite Index shall be deemed to include companies that were removed therefrom during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchanged (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange), Philadelphia Stock Exchange or any other exchange(s) that the Committee may designate from time to time.
(h)“Total Shareholder Return (TSR)” with respect to a company as of a given date means the percentage change in the value of the company’s stock from the Beginning Stock Price to the Ending Stock Price calculated as the quotient of (i) the applicable Ending

Stock Price minus the applicable Beginning Stock Price, divided by (ii) the applicable Beginning Stock Price and adjusted for reinvested dividends.
2.5	Relative Total Shareholder Return Modifier. For all Grantees who are corporate officers elected by the Board of Directors of the Corporation on the Date of Grant, the initial determination of Vested Award Units will be subject to the Relative TSR Multiplier as set forth below and applied following the end of the Performance Period so the amount of Vested Award Units that vest on the Vesting Date will reflect the application of the multiplier:
Relative TSR Performance	Relative TSR Multiplier
80% percentile or greater	110% of initial determination of Vested Award Units
21%-79% percentile	100% of initial determination
20% percentile or less	90% of initial determination

2.6Authority of the Committee. The Committee may adjust the calculation of Organic Return on Invested Capital applicable to the Award Units (and the Relative Total Shareholder Modifier, if applicable) under the circumstances, for the purpose and to the extent contemplated by Section 3.2(c) of the Plan.
ARTICLE 3.SETTLEMENT OF VESTED AWARD UNITS

Except as may otherwise be provided in Section 5.2 below, Vested Award Units will be paid to the Grantee by no later than March 15 of the year following the end of the Performance Period. Each Vested Award Unit will be paid to the Grantee in one share of Common Stock, provided that the Company will have no obligation to issue shares of Common Stock pursuant to this Agreement unless and until the Grantee has satisfied any applicable tax obligations pursuant to Article 9 below and such issuance otherwise complies with all applicable law. Prior to the time the Vested Award Units are settled, the Grantee will have no rights other than those of a general creditor of the Company. The Award Units represent an unfunded and unsecured obligation of the Company.

ARTICLE 4.GRANT RESTRICTIONS
4.1Transferability. Any attempt to transfer, assign or encumber the Award Units other than in accordance with this Agreement and the Plan will be null and void, and will result in the immediate termination and forfeiture of the Award and all Award Units that have not yet Vested.
4.2Dividends and Other Distributions. Subject to Article 6 of this Agreement, the Grantee will have no right to receive dividends, dividend equivalents or other distributions with respect to Award Units.
ARTICLE 5.TERMINATION OF EMPLOYMENT OR OTHER SERVICE; CHANGE IN CONTROL
5.1Termination of Employment or Other Service. This Award is considered a Stock Unit Award subject to a service-based vesting condition and to the achievement of a specified Performance Criterion as a condition to vesting for purposes of Section 12 of the Plan. Except as otherwise provided in this Section 5.1, the effect of the termination of the

Grantee's employment or other service with the Company and all Subsidiaries prior to the Vesting Date of this Award will be as provided in this Section and subject to Section 12.2 of the Plan which provides that in the event that the Grantee is determined to have committed any action which would constitute Cause, all rights of the Grantee under the Plan shall terminate and be forfeited without notice of any kind.

(a)Termination of Employment Due to Death or Disability. In the event a Grantee's employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability, the service-based vesting conditions associated with unvested Award Units then held by the Grantee that are also subject to the achievement of specified Performance Criterion over a performance period as a condition of vesting will be deemed satisfied, but vesting shall occur only when and to the extent the applicable Performance Criterion are satisfied.
(b)Termination of Employment Due to Retirement. In the event a Grantee's employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement, the service-based vesting conditions associated with unvested Award Units then held by the Grantee that are also subject to the achievement of specified Performance Criterion over a performance period as a condition of vesting will be deemed satisfied if such Award Units have been outstanding for at least six months from the Date of Grant, but vesting shall occur only when and to the extent the applicable Performance Criterion are satisfied; and any such Award Units then held by the Grantee that have not been outstanding for at least six months will terminate and be forfeited.
(c)Termination of Employment for Reasons Other than Death, Disability or Retirement. In the event a Grantee's employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability, Retirement, or a Grantee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Grantee continues in the employ or service of the Company or another Subsidiary), all unvested Award Units then held by the Grantee will terminate and be forfeited.
(d)Termination of Employment by Company and all Subsidiaries without Cause. If the Grantee's employment by or other service with the Company and all Subsidiaries is terminated by the Company or any Subsidiary without Cause prior to the Vesting Date, then (i) for purposes of Section 2.1(b) of this Agreement, the Grantee will be deemed to have been in the continuous employ of or service with the Company or any Subsidiary until the Vesting Date with respect to one-third of the Award Units if such termination occurs during the second year of the Performance Period and with respect to two-thirds of the Award Units if the such termination occurs during the third year of the Performance Period, and (ii) for purposes of determining the number of Vested Award Units on the Vesting Date under Section 2.2 of this Agreement, the Vested Award Unit Percentage determined in accordance with Section 2.2 will be applied to the number of Award Units as to which the service-based vesting condition is deemed satisfied in accordance with clause (i) of this sentence, rather than to the total number of Award Units.
5.2Change in Control. If a Change in Control occurs prior to the Vesting Date, the effect on this Award shall be as provided in Section 14.2 of the Plan, such that if within two years after the Change in Control a Grantee experiences an involuntary termination of employment or other service for reasons other than Cause, or terminates his or her employment or other service for Good Reason, as specifically defined in Exhibit A of this Agreement, then all unvested Award

Units will become immediately fully vested and non-forfeitable and any Performance Criteria applicable to the Award Units will be deemed to have been satisfied at the target level of performance specified in the Agreement. If vesting of Award Units should be accelerated in accordance with Section 14.2 of the Plan, Vested Unit Awards will be settled and paid to the Grantee no later than two and one-half months after the end of the Grantee's taxable year in which the Award Units became Vested.

ARTICLE 6.ADJUSTMENTS

The number and kind of securities subject to this Award will be subject to adjustment under the circumstances and to the extent specified in Section 4.3 of the Plan.

ARTICLE 7.RIGHTS AS A STOCKHOLDER

The Grantee will have no rights as a stockholder with respect to any of the Award Units until the Award Units are settled following vesting and the Grantee becomes the holder of record of shares of Common Stock.

ARTICLE 8.EMPLOYMENT OR SERVICE

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 9.WITHHOLDING TAXES

By accepting this Award, the Grantee (i) acknowledges his or her obligation to pay any federal, foreign, state and local withholding or employment-related taxes attributable to this Award as provided in Section 13 of the Plan, and (ii) consents and directs the Company or its third party administrator to withhold the number of shares of Common Stock issuable upon the vesting of some or all of the Award Units as the Company, in its sole discretion, deems necessary to satisfy such withholding obligations. For purposes of satisfying the Grantee's withholding and employment-related tax obligations, shares withheld by the Company will be valued at their Fair Market Value on the date of settlement.

ARTICLE 10.AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Award Units and/or shares of Common Stock held and the details of all Award Units or any other entitlement to shares of Common Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee's participation in the Plan (the "Data"). The Grantee understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee's country or elsewhere, and that any recipient's country (e.g., the United States) may have different data privacy laws and protections than the Grantee's country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the Company's stock plan administrator. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Award Units under the Plan or with whom shares of Common Stock acquired pursuant to the vesting of the Award Units or cash from the sale of such shares may be deposited. Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Grantee's participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Grantee's local human resources representative or the Company's stock plan administrator in writing. The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Award Units, and the Grantee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative or the Company's stock plan administrator.

ARTICLE 11.SUBJECT TO PLAN
11.1Terms of Plan Prevail. The Award and the Award Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision in this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail. References in this Agreement to specific Sections of the Plan refer to those Sections of the Plan as in effect on the Date of Grant.
11.2Definitions. Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan as in effect on the Date of Grant.
ARTICLE 12.MISCELLANEOUS
12.1Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.
12.2Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of law provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
12.3Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant, vesting and payment of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant, vesting and payment of this Award and the administration of the Plan.

12.4Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
12.5Captions. The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.
12.6Electronic Delivery and Execution. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Incentive Award made or offered under the Plan. The Grantee understands that, unless revoked by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Grantee also understands that the Grantee will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that the Grantee's electronic signature is the same as, and will have the same force and effect as, the Grantee's manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
12.7Address for Notice. All notices to the Company shall be in writing and sent to the Company's General Counsel at the Company's corporate headquarters. Notices to the Grantee shall be addressed to the Grantee at the address as from time to time reflected in the Company's or Subsidiary's employment records as the Grantee's address.
12.8Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
12.9Appendix. Notwithstanding any provision of this Agreement to the contrary, this grant of Award Units and the shares of Common Stock acquired under the Plan shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for the Grantee's country of residence.

Exhibit A

The following provision will be applicable instead of the definition set forth in Section 2.13 of the Plan:.

2.13"Good Reason" means, unless otherwise set forth in an agreement between the Company and the Participant, without the express written consent of the affected Participant, any of the following events involving the Company or Subsidiary that employs or receives services from the Participant:

(a)the assignment to the Participant of any duties inconsistent in any substantial respect with the Participant's position, authority or responsibilities as in effect during the 90-day period immediately preceding the Change in Control which assignment results in a substantial diminution in such position, authority or responsibilities or any other substantial adverse change in such position (including titles), authority or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or applicable Subsidiary as set forth below;
(b)any failure by the Company or applicable Subsidiary to furnish the Participant with compensation and benefits at a level substantially equal to or exceeding those received by the Participant from the Company or applicable Subsidiary during the 90-day period preceding the Change in Control, other than (i) an insubstantial and inadvertent failure remedied by the Company or applicable Subsidiary as set forth below, (ii) a reduction in compensation which is applied to all non-union employees of the Company or applicable Subsidiary in the same dollar amount or percentage, or (iii) a reduction or modification of any employee benefit program covering substantially all of the employees of the Company or applicable Subsidiary, which reduction or modification generally applies to all employees covered under such program; or
(c)the Company or applicable Subsidiary requiring the Participant to be based or to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant's work during the 90-day period immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant's responsibilities.

Before a termination by the Participant under this Section 2.13 will constitute termination for Good Reason, the Participant must give the Company a notice of termination within 30 calendar days of the occurrence of the event that constitutes Good Reason. The notice must set forth in reasonable detail the specific reason for the termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. Failure to provide such notice within such 30-day period shall be conclusive proof that the Participant does not have Good Reason to terminate employment.

For purposes of this Section 2.13, Good Reason shall exist only if the Company or applicable Subsidiary fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the notice of termination from the Participant. If the Participant determines Good Reason for termination exists and timely files a notice of termination, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.